                                                                    EXHIBIT 12.2

                       SECURITY CAPITAL INDUSTRIAL TRUST

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                           1996    1995    1994    1993  1992
                                         -------- ------- ------- ------ -----
Net Earnings (Loss) from Operations..... $ 79,384 $47,660 $25,066 $4,412 $(187)
Add:
  Interest Expense......................   38,819  32,005   7,568    321   504
                                         -------- ------- ------- ------ -----
Earnings as Adjusted.................... $118,203 $79,665 $32,634 $4,733 $ 317
                                         ======== ======= ======= ====== =====
Combined Fixed Charges and Preferred
 Share Dividends:
  Interest Expense...................... $ 38,819 $32,005 $ 7,568 $  321 $ 504
  Capitalized Interest..................   16,138   8,599   2,208     98   124
                                         -------- ------- ------- ------ -----
    Total Fixed Charges.................   54,957  40,604   9,776    419   628
  Preferred Share Dividends (a).........   25,895   6,698     --     --    --
                                         -------- ------- ------- ------ -----
Combined Fixed Charges and Preferred
 Share Dividends........................ $ 80,852 $47,302 $ 9,776 $  419 $ 628
                                         ======== ======= ======= ====== =====
Ratio of Earnings (Loss) to Combined
 Fixed Charges and
 Preferred Share Dividends..............      1.5     1.7     3.3   11.3   (b)
                                         ======== ======= ======= ====== =====

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(a) SCI had no preferred shares in any of the historical periods presented prior to 1995.
(b) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover combined fixed charges and preferred dividends for the period ended December 31, 1992 by $311,000.